Contact: Jon Anderson, Actel Corporation (650) 318-4445

For Release: September 8, 2005 @ 2:00 P.M. PT

ACTEL CORPORATION ANNOUNCES THIRD QUARTER BUSINESS UPDATE

Mountain View, Calif. – September 8, 2005 – Actel Corporation (NASDAQ: ACTL) today released its business update for the third quarter of fiscal 2005.

- We expect revenues for the third quarter to grow sequentially in the low single digit range. In confirming our previous guidance, we are assuming that “turns” orders will return to normal levels during the month of September. Bookings during the third quarter have been strong to date, but “turns” orders have been weak.

- We anticipate that gross margin for the third quarter will be about 59%, which is unchanged from our previous guidance.

- We expect operating expenses to come in at approximately $24.2 million, which is lower than our previous guidance of $24.6 million.

- We anticipate that other income will be about $0.9 million, which is unchanged from our previous guidance.

- We expect that the tax rate for the quarter will be approximately 30%. This is higher than our previous guidance of 15% and reflects a cumulative adjustment for our currently estimated annualized tax rate of 21%.

- We anticipate that our share count will be about 25.8 million shares, which is unchanged from our previous guidance.

The statements above are forward-looking statements made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and should be read with the “Risk Factors” in Actel’s most recent Form 10-Q. Actel’s quarterly revenues and operating results are subject to a multitude of risks, including general economic conditions and a variety of risks specific to Actel or characteristic of the semiconductor industry, such as fluctuating demand, intense competition, rapid technological change and related intellectual property and international trade issues, wafer and other supply shortages, and booking and shipment uncertainties. These and the other Risk Factors make it difficult for Actel to accurately project quarterly revenues and operating results, and could cause actual results to differ materially from those projected in the forward-looking statements. Any failure to meet expectations could cause the price of Actel’s stock to decline significantly.

No conference call will be held in conjunction with this business update. Actel’s third quarter financial results will be released on October 26, 2005.

Editor’s Note: The Actel name and logo are trademarks of Actel Corporation.